EXHIBIT 99.1

Harsco Corporation Reports Second Quarter 2010 Results From Continuing Operations

HARRISBURG, Pa., July 29, 2010 (GLOBE NEWSWIRE) -- Worldwide industrial services and engineered products company Harsco Corporation (NYSE:HSC) reported second quarter 2010 results from continuing operations.

Second Quarter 2010 Highlights

Second quarter 2010 diluted earnings per share from continuing operations were $0.40, compared with $0.52 in the second quarter of last year. As expected, results in the quarter were negatively impacted by continuing poor end-market conditions in the Company's Harsco Infrastructure business segment. Income from continuing operations was $34.3 million, compared with $43.0 million last year. Sales in the second quarter of 2010 increased to $787 million, compared with $777 million in the second quarter of last year. Foreign currency translation decreased sales by approximately $15 million in the quarter, but did not have a material effect on income. In the second quarter of 2010, a higher income tax rate reduced income from continuing operations by $2.3 million, or $0.03 per share.

Sales for the first six months of 2010 were approximately $1.53 billion, an increase of almost 4 percent from approximately $1.47 billion in the same period a year ago. However, income from continuing operations and diluted earnings per share were below last year's results. Again, this was essentially due to the negative results incurred in the Company's Harsco Infrastructure business segment due to poor end-market conditions. Income from continuing operations was $44.0 million, or $0.50 per diluted share, compared with $64.0 million, or $0.77 per diluted share in the first six months of 2009. Foreign currency translation increased sales in the first six months by approximately $26 million and income before taxes by approximately $2.4 million. For the first six months of 2010, a higher income tax rate reduced income from continuing operations by $5.2 million, or $0.06 per share.

Comment

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Salvatore D. Fazzolari said, "While earnings for the second quarter were within our guidance, they were again negatively and significantly impacted by continuing losses from our Harsco Infrastructure business, where poor market conditions more than offset strong year-over-year results from our Harsco Metals and Harsco Minerals businesses. We were also pleased with another strong quarterly performance from our Harsco Rail business, which closely matched last year's excellent operating income results, but exceeded last year's operating margins by 170 basis points. Our Harsco Industrial group turned in a respectable quarter, with sales and earnings slightly below last year, but 180 basis points in higher margins.

"While we expect all operations to remain profitable in the second half of the year, with the exception of our Harsco Infrastructure business, certain headwinds remain. While there has been a significant recovery in global steel production, mill capacity utilization rates seem to have leveled off. Likewise, certain commodity prices, which have an effect on our Harsco Minerals business, while still above last year have declined from recent highs. At our Harsco Rail business, a significant pull forward in the timing of unit deliveries in the first half of this year, as requested by a major customer, will cause second half results to be substantially lower. Lastly, while overall profitability of our Harsco Industrial group remains solid, unfavorable LIFO cost will be evident in second half results.

"Clearly our Harsco Infrastructure business continues to be significantly and adversely affected by the late-cycle nature of its end markets and the severity and duration of the bottom of this current industry cycle. Increased project deferrals, postponements and cancellations, as well as pricing pressures have significantly diminished our outlook for 2010. While we expect this business to show some sequential improvement in the third and fourth quarters, it will again incur a loss in the third quarter, expected to be in the range of $10 million to $13 million. Fourth quarter results are expected to show further sequential improvement, but will still be at a loss.

"With our new senior management team in the Harsco Infrastructure Segment now fully on-board, we will further evaluate our cost structure and strategy to address both current and long-term market conditions.

"As a result of the foregoing factors, we are reducing our full year guidance for diluted EPS to $0.80 to $0.90, from previous guidance of $1.55 to $1.65. This excludes any significant restructuring actions that may be required once the new CEO of Harsco Infrastructure has fully assessed the business.  While greatly disappointed in the expected full-year 2010 results, we believe that Harsco is establishing a solid foundation to return to growth in 2011. We will provide greater detail in this regard at our Annual Analysts Conference in December."

Second Quarter Review

Harsco Infrastructure

Sales in the second quarter decreased 15 percent to $263 million from $309 million last year. An operating loss of $13.6 million was incurred in the quarter, compared with operating income in last year's second quarter of $24.9 million. Foreign currency translation decreased sales by approximately $12 million in the quarter and decreased operating income by approximately $1 million.

Extremely difficult end-market conditions for this operating segment are now expected to continue for both the third and fourth quarters, with operating losses expected in both, albeit at somewhat reduced levels from the first and second quarters of 2010. A lack of any meaningful new non-residential construction activity, project deferrals and pricing pressures all continue to negatively impact results and the Company's near-term outlook.  Visibility in this business remains limited and very difficult due to economic uncertainty, the high level of project deferrals and ongoing pricing pressures.

Despite the operating losses for the first half of 2010, the Harsco Infrastructure business posted positive free cash flow during this period. It is also expected to show positive free cash flow for the entire year.

Harsco Metals

Sales in the second quarter increased some 22 percent to $316 million from $259 million in last year's comparable quarter. Operating income in the quarter was $24.9 million, an almost six-fold increase over operating income of $4.2 million last year. Importantly, operating margins in the quarter rose to 7.9 percent, from 1.6 percent in last year's second quarter. Foreign currency translation decreased sales in the quarter by $2.5 million, but did not have a material effect on operating income.

Improvements in the quarter were led by increased steel production by Harsco's customers, the Company's cost saving initiatives, and the benefit of new contract signings. Looking ahead, expectations are for global steel production to level off, but this segment should continue to perform well, with results in the second half of the year somewhat exceeding the first half.

Longer-term, as mill capacity utilization rates return to more historical levels of production, this will result in higher operating margins for this business segment, due to its operating leverage. Management is initiating further cost reductions which will lead to even lower breakeven points, also helping to lift margins. New contract bidding remains active and several new contract awards are expected in coming quarters.

Harsco Rail

As expected, sales in the second quarter decreased approximately 8 percent to $86 million from last year's $94 million. Operating income of $21.6 million was essentially flat compared with operating income of $22.0 million in last year's second quarter. However, operating margins of 25.0 percent in this year's second quarter were 170 basis points higher than the 23.3 percent last year. Foreign currency translation did not have a material impact on results for the quarter.

As has previously been reported, quarterly results of Harsco Rail are affected by the timing of unit deliveries as they are completed. In the first half of 2010, there was a strong pull-forward effect at the request of a major customer. This will cause second half results to be lower on a sequential basis, but full year results are still expected to closely approximate 2009's record performance, even after factoring in higher LIFO costs in comparison with last year.

Looking ahead, overall annual revenues for Harsco Rail are expected to continue to grow in future years. Revenues from deliveries to China in 2011 are estimated to be equal to those in the prior two years. A sound revenue base will continue from contract services, as well as parts sales. In addition, new equipment orders are expected from active bidding across the globe. Further, the Company is looking to augment growth in this segment by future bolt-on acquisitions.

Harsco Minerals & Harsco Industrial ("All Other" Category)

Sales in the second quarter increased by approximately 6 percent to $121 million from last year's $114 million. Operating income experienced a strong 43 percent increase to $29.6 million, from last year's $20.7 million. The performance was led by a year-over-year profitability increase in the quarter by the Harsco Minerals business. Significantly, the Group's operating margins grew to 24.4 percent in the quarter, compared with 18.1 percent in the comparable period last year. Foreign currency translation did not have a material impact on results in the quarter.

All business units within this group remained solidly profitable in the quarter, with all having double-digit operating margins, led by significantly improved year-over-year performance from Harsco Minerals. However, two headwinds will negatively impact this Group's results in the second half of 2010. First, lower metals prices will have a negative sequential effect on the Harsco Minerals business, and secondly, higher LIFO costs in comparison with last year will have a negative impact on the Harsco Industrial business group.

Longer-term, as global economies slowly grow, the Harsco Minerals business will benefit from higher metals production and in turn, increases in related commodity prices. Further, new contract bidding activity across the globe remains strong here as well.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first half of 2010 was $125.7 million, compared with $156.3 million for the prior year. Net cash used by investing activities was $84.2 million, compared with $75.1 million in the first half of 2009. The increase was the result of the timing of the cash settlement of an acquisition that was announced in the fourth quarter of last year, but for which the cash transfer occurred in this year's first quarter. The Company continued to exercise good control over its capital expenditures for equipment, as this was further reduced by some 10 percent year-over-year. Free cash flow (cash flow from operations less total capital expenditures) was $51.1 million for the first six months of 2010, compared with $73.7 million in the comparable period last year. The year-over year decline was principally the result of lower income for the Harsco Infrastructure business in the first six months of 2010.

In regard to free cash flow for 2010, due to the substantial lower earnings expectation for the full year, the Company now expects free cash flow to be in the area of $200 million from an earlier target of $250 million.

The total debt to capital ratio at June 30, 2010 was 40.0 percent, a slight improvement over the 40.1 percent at March 31, 2010 and 50 basis points higher than the 39.5 percent at the end of 2009. The 39.5 percent amount at December 31, 2009 was the lowest at year-end since 1998. Total debt outstanding stood at $969 million at June 30, 2010, compared with $985 million at the end of the year, a reduction of $16 million.

Economic Value Added (EVA®) declined in the second quarter and first half of 2010 over the comparable 2009 periods due to the poor performance of the Harsco Infrastructure business.

The Company's $301 million, 7.25 percent British pound sterling-denominated notes become due on October 27, 2010. The Company plans to pay these notes by some combination of cash and new medium-term notes, resulting in overall lower interest expense in 2011.

The Company's income tax rate is expected to be in the area of 26% for 2010 compared with 11.6% for 2009.

Outlook

Harsco Senior Vice President, Chief Financial Officer and Treasurer Stephen J. Schnoor said, "We remain pleased with the overall progress we have seen this year in the performance of our Harsco Metals, Harsco Rail, Harsco Minerals and Harsco Industrial businesses. Unfortunately, all the combined progress that has been achieved by these businesses has been offset by the negative performance in the first half of 2010 by our Harsco Infrastructure Segment.

"As Mr. Fazzolari has indicated, due principally to the continued difficult operating conditions within our Harsco Infrastructure business end-markets, the Company is forecasting earnings from continuing operations in the range of $0.15 to $0.20 per share for the third quarter of 2010, compared with $0.40 in last year's third quarter. We are further revising our full year 2010 EPS guidance from continuing operations to $0.80 to $0.90 per share from $1.55 to $1.65 per share."

Discontinued Operations

The second quarter of 2010 includes a loss after tax of $2.8 million, or $0.04 per diluted share from discontinued operations.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the ongoing global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 86986614. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning at approximately 11:00 am ET today through Tuesday, August 3, 2010. The telephone replay dial-in number is (800) 642-1687, or (706) 645‑9291 for international callers. Enter Conference ID number 86986614.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services and engineered products companies, serving key industries that play a fundamental role in worldwide economic growth. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share amounts)	2010	2009	2010	2009
Revenues from continuing operations:
Service revenues	$ 638,387	$ 616,217	$ 1,237,433	$ 1,178,649
Product revenues	148,134	160,758	291,494	295,216
Total revenues	786,521	776,975	1,528,927	1,473,865

Costs and expenses from continuing operations:
Cost of services sold	501,287	471,490	987,919	912,109
Cost of products sold	89,228	101,143	182,029	197,409
Selling, general and administrative expenses	133,763	130,915	270,090	255,912
Research and development expenses	770	732	1,685	1,375
Other (income) expense	(394)	2,336	(2,903)	(470)
Total costs and expenses	724,654	706,616	1,438,820	1,366,335

Operating income from continuing operations	61,867	70,359	90,107	107,530

Interest income	651	512	1,111	1,057
Interest expense	(15,411)	(15,486)	(31,530)	(30,799)

Income from continuing operations before income taxes and equity income	47,107	55,385	59,688	77,788

Income tax expense	(12,870)	(12,473)	(15,904)	(13,984)
Equity in income of unconsolidated entities, net	59	65	189	152

Income from continuing operations	34,296	42,977	43,973	63,956

Discontinued operations:
Loss from discontinued business	(4,626)	(2,157)	(4,788)	(3,911)
Income tax benefit	1,791	688	2,204	1,218
Loss from discontinued operations	(2,835)	(1,469)	(2,584)	(2,693)
Net Income	31,461	41,508	41,389	61,263
Less: Net income attributable to noncontrolling interests	(1,798)	(900)	(3,692)	(2,063)
Net Income attributable to Harsco Corporation	$ 29,663	$ 40,608	$ 37,697	$ 59,200

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$ 32,498	$ 42,077	$ 40,281	$ 61,893
Income (loss) from discontinued operations, net of tax	(2,835)	(1,469)	(2,584)	(2,693)
Net income attributable to Harsco Corporation common stockholders	$ 29,663	$ 40,608	$ 37,697	$ 59,200

Weighted average shares of common stock outstanding	80,559	80,289	80,551	80,269
Basic earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.40	$ 0.52	$ 0.50	$ 0.77
Discontinued operations	(0.04)	(0.02)	(0.03)	(0.03)
Basic earnings per share attributable to Harsco Corporation common stockholders	$ 0.37 (a)	$ 0.51 (a)	$ 0.47	$ 0.74

Diluted weighted average shares of common stock outstanding	80,735	80,554	80,739	80,519
Diluted earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.40	$ 0.52	$ 0.50	$ 0.77
Discontinued operations	(0.04)	(0.02)	(0.03)	(0.03)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ 0.37 (a)	$ 0.50	$ 0.47	$ 0.74
(a) Does not total due to rounding.

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	June 30 2010	December 31 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 102,452	$ 94,184
Trade accounts receivable, net	644,646	598,318
Other receivables	25,381	30,865
Inventories	262,500	291,174
Other current assets	155,478	154,797
Total current assets	1,190,457	1,169,338
Property, plant and equipment, net	1,358,700	1,510,801
Goodwill	663,888	699,041
Intangible assets, net	132,742	150,746
Other assets	142,540	109,314
Total assets	$ 3,488,327	$ 3,639,240
LIABILITIES
Current liabilities:
Short-term borrowings	$ 61,141	$ 57,380
Current maturities of long-term debt	55,429	25,813
Accounts payable	220,563	215,504
Accrued compensation	76,604	67,652
Income taxes payable	23,421	5,931
Dividends payable	16,491	16,473
Insurance liabilities	28,960	25,533
Advances on contracts	106,684	149,413
Other current liabilities	192,474	187,403
Total current liabilities	781,767	751,102
Long-term debt	852,848	901,734
Deferred income taxes	65,110	90,993
Insurance liabilities	56,488	61,660
Retirement plan liabilities	222,664	250,075
Other liabilities	57,965	73,842
Total liabilities	2,036,842	2,129,406
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,458	139,234
Additional paid-in capital	140,686	137,746
Accumulated other comprehensive loss	(264,656)	(201,684)
Retained earnings	2,137,899	2,133,297
Treasury stock	(737,106)	(735,016)
Total Harsco Corporation stockholders' equity	1,416,281	1,473,577
Noncontrolling interests	35,204	36,257
Total equity	1,451,485	1,509,834
Total liabilities and equity	$ 3,488,327	$ 3,639,240

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In thousands)	2010	2009	2010	2009

Cash flows from operating activities:
Net income	$ 31,461	$ 41,508	$ 41,389	$ 61,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	68,061	71,445	139,918	139,146
Amortization	8,938	6,849	18,016	13,556
Equity in income of unconsolidated entities, net	(59)	(65)	(189)	(152)
Dividends or distributions from unconsolidated entities	88	100	176	100
Other, net	(1,484)	(1,144)	(14,337)	(9,175)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	(27,918)	6,213	(81,129)	34,933
Inventories	7,619	26,812	13,367	20,927
Accounts payable	8,448	(22,931)	16,771	(67,122)
Accrued interest payable	1,553	1,451	11,370	10,987
Accrued compensation	5,093	(956)	13,790	(19,795)
Other assets and liabilities	(6,205)	(12,632)	(33,492)	(28,418)

Net cash provided by operating activities	95,595	116,650	125,650	156,250

Cash flows from investing activities:
Purchases of property, plant and equipment	(44,741)	(46,537)	(74,590)	(82,579)
Purchases of businesses, net of cash acquired	(59)	(2,646)	(27,643)	(2,754)
Proceeds from sales of assets	7,415	5,046	16,288	11,034
Other investing activities	6,106	461	1,720	(815)

Net cash used by investing activities	(31,279)	(43,676)	(84,225)	(75,114)

Cash flows from financing activities:
Short-term borrowings, net	(28,252)	(43,812)	3,485	(53,881)
Current maturities and long-term debt:
Additions	84,314	124,868	180,890	241,725
Reductions	(81,516)	(126,637)	(177,117)	(244,349)
Cash dividends paid on common stock	(16,491)	(16,054)	(32,964)	(31,687)
Dividends paid to noncontrolling interests	(2,124)	(2,440)	(3,948)	(2,440)
Purchase of noncontrolling interest	--	(12,886)	--	(12,886)
Contributions of equity from noncontrolling interests	193	--	354	--
Common stock issued-options	329	356	437	434

Net cash used by financing activities	(43,547)	(76,605)	(28,863)	(103,084)

Effect of exchange rate changes on cash	(3,711)	4,443	(4,294)	593

Net increase (decrease) in cash and cash equivalents	17,058	812	8,268	(21,355)

Cash and cash equivalents at beginning of period	85,394	69,169	94,184	91,336

Cash and cash equivalents at end of period	$ 102,452	$ 69,981	$ 102,452	$ 69,981

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
(In thousands)	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 262,653	$ (13,551)	$ 308,765	$ 24,928

Harsco Metals	316,411	24,857	259,479	4,220

Harsco Rail(a)	86,327	21,614	94,301	21,996

All Other Category (Harsco Minerals & Harsco Industrial(a)	121,090	29,561	114,370	20,663

General Corporate	40	(614)	60	(1,448)

Consolidated Totals	$ 786,521	$ 61,867	$ 776,975	$ 70,359

(a) Segment information for prior periods has been reclassified to conform with the current presentation.  The Harsco Rail operating segment, which was previously a component of the All Other Category, is now reported separately.

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
(In thousands)	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 513,282	$ (32,823)	$ 592,511	$ 43,765

Harsco Metals	613,890	36,231	497,865	1,405

Harsco Rail(a)	181,729	42,029	154,141	29,220

All Other Category (Harsco Minerals & Harsco Industrial(a)	219,926	45,849	229,228	36,880

General Corporate	100	(1,179)	120	(3,740)

Consolidated Totals	$ 1,528,927	$ 90,107	$ 1,473,865	$ 107,530

(a) Segment information for prior periods has been reclassified to conform with the current presentation. The Harsco Rail operating segment, which was previously a component of the All Other Category, is now reported separately.

Harsco Corporation FREE CASH FLOW (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In thousands)	2010	2009	2010	2009

Net cash provided by operating activities	$ 95,595	$ 116,650	$ 125,650	$ 156,250
Purchases of property, plant and equipment	(44,741)	(46,537)	(74,590)	(82,579)

Free cash flow	$ 50,854	$ 70,113	$ 51,060	$ 73,671

Free Cash Flow is a non-GAAP financial measure.  The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations.  It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT:  Harsco Corporation
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com